UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Colfax Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COLFAX CORPORATION
8730 Stony Point Parkway, Suite 150
Richmond, Virginia 23235

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 12, 2010

To Our Stockholders:

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Colfax Corporation will be held at The Westin Richmond, 6631West Broad Street, Richmond, Virginia 23230 on Wednesday, May 19, 2010, at 3:00 p.m., local time, for the following purposes:

1.	To elect eight members of the Board of Directors from the nominees named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010;

3.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting.  Only stockholders of record at the close of business on March 25, 2010 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors

Thomas M. O’Brien
Secretary

April 12, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

COLFAX CORPORATION
8730 Stony Point Parkway, Suite 150
Richmond, Virginia 23235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 19, 2010

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 12, 2010, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Colfax Corporation (hereinafter, “Colfax,” “we,” “us” and the “Company”), of proxies for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230 on Wednesday, May 19, 2010, at 3:00 p.m., local time, and at any adjournments or postponements thereof. The purpose of the meeting is to: elect eight members of the Board from the nominees named in this Proxy Statement; ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2010

Our Annual Report to Stockholders and this Proxy Statement are available at www.colfaxcorp.com.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has fixed the close of business on March 25, 2010 (the “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Joseph O. Bunting III to act as proxies with full power of substitution.

Any stockholder giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation, 200 American Metro Blvd., Suite 111, Hamilton Township, New Jersey 08619, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

The total expense of this solicitation will be borne by the Company, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

Shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 43,247,057 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s common stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 8730 Stony Point Parkway, Suite 150, Richmond, VA 23235, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Abstentions will have no effect on the election of directors, but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP.

Under the New York Stock Exchange (the “NYSE”) rules, the ratification of the selection of our registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, the proposal to elect members of our Board is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on this proposal (a “broker non-vote”).  Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next annual meeting of the Company and until their successors are duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 19, 2010: Mitchell P. Rales, Clay H. Kiefaber, Patrick W. Allender, C. Scott Brannan, Joseph O. Bunting III, Thomas S. Gayner, Rhonda L. Jordan, and Rajiv Vinnakota. All nominees are currently serving on the Board.

Director Qualifications

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting director nominees:

•	personal and professional integrity;

•	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

•	the long-term interests of the Company and its stockholders; and

•	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time.  We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions.  The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company.  As further discussed below, numerous members of our Board have experience with the business systems that are an integral part of our Company culture.  In addition, we feel that the familiarity of certain Board members from their work experiences at Danaher Corporation and for our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company.

The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Director

The names of the nominees for director, their ages as of March 25, 2010, principal occupations and employment during at least the last five years, period of service as a director of the Company, and certain other directorships held for each nominee is set forth below:

Mitchell P. Rales (53) is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors.  Mr. Rales has served as a member of the Board of Directors of Danaher Corporation since 1983 and Chairman of Danaher’s Executive Committee since 1984. For more than the past five years, Mr. Rales has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities.  Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. Mr. Rales helped create the Danaher Business System, on which the Colfax Business System is modeled, and he has provided critical strategic guidance in the Company's growth. In addition, as a result of his substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Clay Kiefaber (54) has served as a director of the Company since May 13, 2008.  He is our President and Chief Executive Officer.  Prior to joining Colfax as an executive in January 2010, he spent nearly 20 years in increasingly senior executive positions at Masco Corporation.  Most recently, he was a Group President from 2006 to 2007, where he was responsible for a $2.8 billion group of building construction components. Prior to becoming a Group President at Masco, Mr. Kiefaber was Group Vice President of Masco Builder Cabinet Group.  He previously spent 14 years in increasingly senior positions in Masco’s Merillat Industries subsidiary.  Mr. Kiefaber’s background provides him with a deep understanding of manufacturing operations, strategy and lean business systems, and his day-to-day leadership of our business gives the Board an invaluable Company-focused perspective.

Patrick W. Allender (63) has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until 2006.  Prior to joining Danaher, Mr. Allender was an audit partner with a large national accounting firm. Mr. Allender is a director of the Brady Corporation, where he is a member of the audit and compensation committees and the chairman of their finance committee.  Mr. Allender’s experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management.  In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

C. Scott Brannan (51) has served as a director of the Company since May 13, 2008. He is a partner of Aronson & Company, an accounting and consulting firm. Prior to joining Aronson & Company in 2003, Mr. Brannan served as Director of International Finance of our Company for one year. Mr. Brannan is a certified public accountant. Mr. Brannan’s financial expertise and consulting experience, combined with his prior knowledge of our Company from an internal perspective in working for us in 2003, brings a considered viewpoint to Board deliberations.

Joseph O. Bunting III (48) has served as a director of the Company since May 13, 2008. From 1997 until consummation of our initial public offering in 2008, Mr. Bunting served as Vice President of our Company. For more than the past five years, Mr. Bunting has been an officer, member or director in a number of private business entities with interests in manufacturing companies and publicly traded securities and which are affiliated with Mitchell Rales and Steven Rales.  Mr. Bunting’s financial, operational, management, and acquisition experience, combined with his familiarity with our Company and knowledge of its culture and operating history, is an asset to the  Board.

Thomas S. Gayner (49) has served as a director of the Company since May 13, 2008. He is Executive Vice President and Chief Investment Officer of Markel Corporation. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner served as a director of Markel Corporation from 1998 to 2003. Mr. Gayner currently serves on the Board of Directors of The Washington Post Company and The Davis Funds.   Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

Rhonda L. Jordan (52) has served as a director of the Company since February 17, 2009. She is the President, Health & Wellness for Kraft Foods Inc. and leads the development of Kraft’s health and wellness strategies and plans for North America, including marketing, product development, technology, alliances and acquisitions.   Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft Foods Inc. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft.  Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations,  and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

Rajiv Vinnakota (38) has served as a director of the Company since May 13, 2008. He has been Managing Director and President of The SEED Foundation, a non-profit educational organization, since 1997 and served as the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting.  He was also a trustee of Princeton University from 2004 until 2007 and served as the national chairman of Annual Giving at Princeton from 2007 until 2009.  Mr. Vinnakota’s management experience, combined with a view from the non-profit sector that is distinctive to our Board, brings a valuable perspective to our Board.

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

CORPORATE GOVERNANCE

Director Independence

In accordance with the rules of the NYSE, our Corporate Governance Guidelines require that a majority of our Board members be independent directors. In addition, NYSE rules and the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be independent directors.  In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence.   Our Board undertook its annual review of director independence in February 2010.  The Board has determined that Mr. Allender, Mr. Brannan, Mr. Gayner, Ms. Jordan, and Mr. Vinnakota each qualify as “independent.”

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. If the chairman of the Board is not an independent director, the independent directors select an independent director to serve as chairperson for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, including the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the Board’s performance.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of nine meetings during the year ended December 31, 2009.  During this time all directors attended 100% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director was a member of the Board). Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders.  All directors attended our annual meeting of stockholders in 2009.

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons.  We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board.  Our current chairman, Mr. Rales, is not an independent director and, as noted above in “Director Independence,” the independent directors select an independent director to serve as chairperson for each executive session.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab.  These materials also are available in print to any stockholder upon request.  The Board committees review their respective charters on an annual basis.  The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee met 16 times during the year ended December 31, 2009.  The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Brannan, Chair, Mr. Allender and Mr. Gayner. The Board has determined that Mr. Brannan qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s Listing Standards and that each member of our Audit Committee is independent under the requirements of SEC Rule 10A-3.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met 11 times during the year ended December 31, 2009. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Mr. Brannan and Mr. Vinnakota. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s Listing Standards.

Compensation Committee

Our Compensation Committee met 11 times during the year ended December 31, 2009. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans.  The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Gayner and Mr. Vinnakota.  Mr. Kiefaber was the Chairperson of the Compensation Committee until January 9, 2010, at which time the Board resolved to end his service on the Compensation Committee effective upon his appointment as our President and Chief Executive Officer.  Concurrently with Mr. Kiefaber’s appointment as our President and Chief Executive Officer and resignation from the Compensation Committee on January 9, 2010, the Board (i) appointed Mr. Gayner to the Compensation Committee and (ii) appointed Ms. Jordan as the Chairperson of the Compensation Committee, after recommendation of the same by the Nominating and Corporate Governance Committee.  The Board has determined that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s Listing Standards.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our executive officers. Executive officers are evaluated by our Chief Executive Officer and he makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also reviews and makes recommendations to the Board for all new agreements with our executive officers and for all elements of director compensation. All of the Company’s incentive compensation and equity-based compensation plans are administered by the Compensation Committee, and the Compensation Committee considers whether to make recommendations to the Board for new incentive compensation plans and equity-based compensation plans or for any increase in the shares reserved for issuance under these plans on an annual basis.  For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and the role executive officers play in compensation determinations, please see the Compensation Discussion and Analysis below.

In 2008, our management engaged Watson Wyatt Worldwide to conduct a comprehensive competitive review of compensation practices at peer companies and from published survey sources.  This review was conducted prior to our initial public offering and was used by our Board at that time as a reference in setting compensation for our executive officers.  In April 2009, our Compensation Committee engaged Frederick W. Cook & Co. to, among other things, reconstitute the list of peer companies to be used going forward.  Additional information on the nature of the information and services provided by these compensation consultants and the way they were used by the Board can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of the Company or any of its subsidiaries, and no Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. It evaluates candidates submitted by stockholders in the same manner as other candidates identified to it. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate would be an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in Section 3.3 of our Bylaws. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2011, our Corporate Secretary must receive such nominations at our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the nomination must be received not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination (and the beneficial owner, if any) and the name and address of the person or persons to be nominated;

•	the number of shares of common stock owned by the stockholder;

•
a representation that the stockholder is a holder of record of Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•
a representation whether the stockholder intends to deliver proxies to the percentage of the Company’s outstanding common stock required to elect the nominee or to solicit proxies in support of such nomination;

•
if applicable, the extent of any hedging or other transactions or any other arrangements by the stockholder, the effect or intent of which is to mitigate loss or manage risk of stock price changes for, or to increase the voting power of, the stockholder;

•
if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

•
such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

•
if applicable, the consent of each nominee to serve as a director if elected and a statement that the nominee, if elected, intends to tender the irrevocable resignation letter required of incumbent directors described in “Outstanding Stock and Voting Rights” above; and

•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting and for the inclusion of stockholder proposals in the Proxy Statement is described in this Proxy Statement under “General Matters –  Stockholder Proposals and Nominations.”

Board’s Role in Risk Oversight

           The Board maintains responsibility for oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.  Specifically, the Audit Committee (i) discusses with management, those performing any internal audit functions, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and risk management, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics.  In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management.  The Audit Committee and Nominating and Corporate Governance Committee make full reports to the Board of Directors at each quarterly meeting regarding each committee's considerations and actions.  As a young public company, in addition to the work of the Audit Committee described above, the Board has initiated a process of overseeing the development of a new risk management assessment commensurate with a business of our size and structure.

Standards of Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, and director orientation and continuing education.

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our Board or the full Board. Any request to enter into a transaction with any of these persons, in which the amount involved exceeds $120,000, is required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such transaction. In approving or rejecting the proposed agreement, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Audit Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2009 among us, our directors, our executive officers, beneficial owners of more than 5% of our common stock, and entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000:

Transactions with Danaher Corporation. We have purchased approximately $230,000 in goods from Danaher Corporation (“Danaher”) in transactions that took place in the ordinary course of business and on an arm’s-length basis.  Mitchell P. Rales is the Chairman of Danaher’s executive committee and Steven M. Rales is the Chairman of Danaher’s Board of Directors, and both are the beneficial owners of at least 5% of Danaher’s outstanding common stock and our outstanding common stock.

Contacting the Board of Directors

Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the Board, the chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation
200 American Metro Blvd., Suite 111
Hamilton Township, New Jersey 08619
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required by our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

DIRECTOR COMPENSATION

Pursuant to our current directors’ compensation policy for non-employee directors, our Board members receive an initial equity grant of 5,556 restricted stock units upon their joining the Board that are delivered upon the termination of service on the Board, an annual cash retainer of $35,000, and an annual equity award of $60,000 in restricted stock units, which is awarded in connection with our annual meeting of stockholders and which vests in three equal installments on the first three anniversaries of the date of the grant.  In addition, the chairman of our Audit Committee receives an annual retainer of $15,000, and the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee each receive annual retainers of $10,000.

Our non-executive chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a share ownership policy for our directors. Each director will be required to have economic ownership of our common stock (including shares issued upon exercise of stock options and shares underlying restricted stock units) equal to five times the annual cash retainer within five years of joining the Board. If the initial and annual restricted stock unit grants are retained, a director will be in compliance with this requirement after his or her first annual grant of restricted stock units is made in connection the annual meeting.

In addition, the Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof).

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

The following table sets forth information regarding compensation paid to our directors during 2009:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (3)		Total ($)
Mitchell P. Rales	1		—		1
Patrick W. Allender	45,000	(2)	59,999	(4)	104,999
C. Scott Brannan	50,000		59,999	(4)	109,999
Joseph O. Bunting III	35,000		59,999	(4)	94,999
Thomas S. Gayner	35,000	(2)	59,999	(4)	94,999
Rhonda L. Jordan	35,000	(2)	111,169	(4)	146,169
Clay H. Kiefaber	45,000		59,999	(5)	104,999
Rajiv Vinnakota	35,000		59,999	(5)	94,999
John A. Young(1)	—		—		—
__________________

(1)
See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for compensation disclosure related to John A. Young, who was our President and Chief Executive Officer and a director of the Company for all of 2009. On January 9, 2010, the Board appointed Clay H. Kiefaber as our President and Chief Executive Officer.  Mr. Kiefaber succeeded Mr. Young, who resigned as our President and Chief Executive Officer and as a director of the Company effective January 9, 2010.  Mr. Kiefaber, who was the chairman of our Compensation Committee during 2009, resigned from that position effective January 9, 2010 but remains a director of the Company.  See Compensation Discussion and Analysis— Events Occurring Subsequent to the End of 2009 for more information.   Mr. Young did not receive any additional compensation in connection with his services as a director and, as of Mr. Kiefaber’s appointment as our President and Chief Executive Officer, he has not and will not receive any additional compensation in connection with his services as a director.

(2)
Messrs. Allender and Gayner and Ms. Jordan have elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance.  During 2009, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 5,087, Mr. Gayner— 3,957, Ms. Jordan— 3,287.   DSUs received for these cash retainers are considered “vested” for the purposes of the table below.

(3)
Amounts represent the aggregate grant date fair value for stock awards to each director during 2009, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”).  The equity awards granted to each non-executive director in fiscal 2009 had a grant date fair value equal to amount shown in “Stock Awards” column above.  The amounts shown in the “Stock Awards” column reflect, for all directors other than Ms. Jordan, the grant date fair value of the annual grant of 7,389 restricted stock units made to directors in connection with the annual meeting of stockholders.  For Ms. Jordan, the amount shown also reflects a grant date fair value of $51,170 relating to the 5,556 restricted stock units granted to her upon her appointment to the Board on February 17, 2009.

(4)
7,389 restricted stock units granted to these directors, which were awarded in connection with the annual meeting of stockholders, were converted into DSUs at the election of each director.  These DSUs will vest in three equal installments beginning on May 12, 2010. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance.

5,556 restricted stock units granted to Ms. Jordan on February 17, 2009 will vest in three equal installments beginning on February 17, 2010 and will be delivered upon the termination of service on the Board.

(5)	These awards were made as restricted stock units that vest in three equal annual installments beginning on May 12, 2010.

As of December 31, 2009, the aggregate number of unvested stock awards outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units
Mitchell P. Rales	0
Patrick W. Allender	11,093
C. Scott Brannan	11,093
Joseph O. Bunting III	11,093
Thomas S. Gayner	11,093
Rhonda L. Jordan	12,945
Clay H. Kiefaber	11,093
Rajiv Vinnakota	11,093

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2009 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy has been to offer our executive officers, including our named executive officers, compensation that is both competitive and flexible, and that meets our goals of attracting, keeping, incentivizing and rewarding high quality, performance driven leadership so that we can achieve our financial and strategic objectives and continue to grow our company.

Utilizing this philosophy, our executive compensation program has been designed to:

•	reinforce the Company’s values and mission;

•	link awards to industry-leading organizational results;

•	align the long-term performance responsibilities of executives with the long-term interests of stockholders; and

•	provide plan transparency through simplicity of design.

Our Named Executive Officers

Our named executive officers for 2009 are Messrs. Young, Faison, O’Brien, Roller, and Matros.  On January 9, 2010, our Board appointed Clay H. Kiefaber as our President and Chief Executive Officer.  Mr. Kiefaber succeeds Mr. Young, who resigned as our President and Chief Executive Officer and as a director of the Company effective January 9, 2010.  Mr. Kiefaber, who was the chairman of our Compensation Committee during 2009, resigned from that position effective January 9, 2010 but remains a director of the Company.  The Company entered into an employment agreement with Mr. Kiefaber and a Separation Agreement with Mr. Young in connection with the foregoing, the terms of which are described below under “Events Occurring Subsequent to the End of 2009.”

Setting of Executive Compensation

Other than our compensation philosophy and objectives discussed above, which were developed by the Compensation Committee, the Board has not adopted formal compensation policies for such matters as long-term versus currently-paid compensation and cash versus non-cash compensation, or any other compensation policies. In addition, the Board historically looked at each compensation element individually such that decisions regarding one element have not affected decisions regarding other elements. This is because each primary element of our compensation program has a different purpose:

•	base salaries—should be competitive in order to attract and retain our executive talent;

•	annual cash bonus plan—is designed to reward our executive officers for achievement in key areas of company operational and financial performance; and

•	long-term incentive plans—are designed to align the rewards of the executives with the interests of shareholders by encouraging long-term operational and financial performance and shareholder value.

In making its decisions with respect to 2009 compensation, our Compensation Committee considered a comprehensive competitive review prepared by Watson Wyatt Worldwide (“Watson Wyatt”), who was previously engaged by management to provide advice to our Board prior to our initial public offering (“IPO”).  Watson Wyatt’s review included public filings of 13 public peer companies: EnPro Industries, Inc, Nordson Corporation, Graftech International Ltd., Graco Inc., Baldor Electric Co., Robbins & Myers Inc., Williams Scotsman Intl., Ceradyne, Inc., Standex International Corp., Tennant Co., CIRCOR International, Inc., Columbus McKinnon Corporation, Franklin Electric Co., Ameron International Corp., Chart Industries Inc., and ESCO Technologies, Inc.  These companies were selected to reflect capital goods manufacturing companies with revenues between $500 million and $1 billion and this list was compiled by Watson Wyatt with input from our Board in place prior to our IPO in May 2008. Watson Wyatt also developed market reference data for each named executive officer position from several published survey sources.  The survey data primarily represented manufacturing companies similar in size to Colfax and the data points used were based on the role and scope of responsibility of each Colfax named executive officer.  The survey data generally reflected capital goods manufacturing companies with revenues between $500 million and $1 billion.  The data from the Watson Wyatt review provided a reference for executive data around which executive compensation decisions by the Compensation Committee were made in early 2009.

Further, in April 2009 our Compensation Committee hired Frederic W. Cook & Co., Inc. (“Frederic Cook”) to replace Watson Wyatt as advisor to the Board on matters of executive compensation.  With the advice and review of research provided by Frederic Cook, the Compensation Committee determined to reconstitute the list of peer companies to be used going forward.  The new list of peer companies reviewed is Altra Holdings, Inc., Ameron International Corporation, Ampco-Pittsburgh Corporation, Badger Meter, Inc., Ceradyne, Inc., CIRCOR International, Inc., Columbus McKinnon Corp., EnPro Industries, Inc., ESCO Technologies, Inc., L.B. Foster Company, Franklin Electric Co., The Gorman-Rupp Company, Graco Inc., Kaydon Corporation, Nordson Corporation, and Robbins & Myers, Inc., which were selected to reflect capital goods manufacturing companies with a median revenue of approximately $600 million.  While Watson Wyatt and the survey data it prepared were used by the Compensation Committee in making its determinations regarding annual cash bonuses and equity grants during the beginning of 2009, Frederic Cook and the review it conducted was used by the Compensation Committee for advice and perspective on executive compensation through the remainder of 2009.

At our 2009 Annual Meeting, our stockholders approved the Colfax Corporation Annual Incentive Plan.  The implementation of this plan was requested by the Board in order to enhance our ability to attract and retain highly qualified officers and key employees, to motivate these individuals to serve the Company, and to allow us to obtain the benefit of a federal income tax deduction for certain performance-based compensation we pay to our executive officers.  All bonus payments to executive officers, if any, are now made pursuant to this plan.

Any equity awards are made pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan, which allows our Compensation Committee to have maximum flexibility in structuring an executive compensation program that provides a wide range of potential incentive awards to our executive officers and associates.  This plan also allows us to preserve, to the maximum extent possible, our deductibility of performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code.  For example, pursuant to the plan, the Compensation Committee has the discretion to determine the portion of each named executive officer’s total compensation that will consist of awards under the plan, the mix of short-term and long-term incentives represented by the awards, the forms of the equity awards, and the service-based requirements or performance goals that the officer will have to satisfy to receive the awards.

We have also adopted guidelines for grants of equity awards.  These guidelines were adopted by the Board in recognition of the importance of adhering to a set of practices and procedures for the grant of equity awards.  The Compensation Committee has the power to grant equity awards.  This power has been delegated to the chairperson of the Compensation Committee for equity grants made in connection with any new hires by the Company at the employee director level or below.  Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted employees or executive officers) are expected to be made annually by the Compensation Committee during “open-window” periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies.  Equity awards to newly-appointed directors, and to newly-hired or promoted employees or executive officers, are expected to be during an “open–window” period whenever possible, or, if approved in advance as to newly-appointed directors and newly-hired employees, effective as of their first day of service to the Company.

Elements of Our Executive Compensation Program

Base Salary.  As noted above, the goal of the base salary element of our compensation program is to be competitive in order to attract and retain our senior management. Base salaries are reviewed annually with this objective in mind.  The annual base salary increases awarded to our named executive officers in fiscal 2009 were based on the Compensation Committee’s assessment of the longevity and relative scope of responsibility of the named executive officers and the recommendations of our CEO, except with regards to his own salary. Salaries were increased from their 2008 base levels by approximately 0%, 3%, 3%, 3% and 0% for Mr. Young, Mr. Faison, Mr. O’Brien, Mr. Roller, and Dr. Matros, respectively.  These salary increases were reviewed by the Compensation Committee with input from the CEO on individual performance, longevity, retention and business judgment.  Further, the Compensation Committee, with awareness of the Company’s 2008 performance and mindful of the general economic and market conditions facing the Company in 2009, decided not to increase the CEO’s salary.

Annual Incentive Plan.  As noted above, the goal of the annual incentive plan element of our compensation program is to reward our executive officers for achievement in key areas of company operational and financial performance.  Each of our named executive officers is entitled to participate in our Annual Incentive Plan. Our Annual Incentive Plan provides our named executive officers the opportunity to receive a bonus payment, which is expressed as a percentage of their base salary, based on performance. For 2009, the Compensation Committee set the bonus payment percentage based upon their collective experience and reasoned business judgment after also considering the competitive review data provided by Watson Wyatt.  The bonus target levels approved by the Compensation Committee were  75%, 50%, 45%, 45% and 45% for Mr. Young, Mr. Faison, Mr. O’Brien, Mr. Roller, and Dr. Matros, respectively. The annual cash bonus targets incentivize our named executive officers to achieve outstanding performance in what we view as key company financial and operational metrics, establishing a long-term goal of growth for Colfax from year to year. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year.

Financial and Operational Targets.  Consistent with prior years, a substantial percentage of the funding for the Annual Incentive Plan in 2009 was determined by the achievement of performance targets based on Board-approved corporate financial goals for the year. For each named executive officer other than Mr. Roller and Dr. Matros, the achievement of financial performance targets represented 70% of the funding for their potential annual bonuses. These financial performance targets consisted of sales, EBITDA (as adjusted to remove the impact of income tax expense, interest expense, asbestos liability and defense costs, asbestos coverage litigation expense, discontinued operations, cumulative effect of accounting changes, restructuring costs such as severance, outplacement or the cost to relocate production, asset impairment, goodwill impairment, legacy legal adjustments, costs related to unsuccessful acquisitions and early extinguishment of debt costs) and working capital turns (each of sales, EBITDA and working capital turns as adjusted to negate the effects of foreign currency exchange rates). The Compensation Committee chose these metrics, as it has in recent years, as we believe these are the three performance metrics that most influence Colfax’s potential growth and, as a result, shareholder value.

For each of Mr. Roller and Dr. Matros, the achievement of financial performance targets represented 75% of the funding of their respective potential annual bonuses. The financial performance targets applicable to Mr. Roller and Dr. Matros included the performance metrics discussed above that are applicable to our other named executive officers.  However, the Compensation Committee believed that the financial metrics for Mr. Roller’s and Dr. Matros’s potential annual bonuses should be based on the primary business unit that each oversees, and not only on the Company as a whole, as is the case for the other named executive officers.   Thus, 65% of the potential bonus for each of Mr. Roller and Dr. Matros was based on sales (as adjusted), EBITDA (as adjusted) and working capital turns (as adjusted) with respect to their respective business units.  The additional 10% of each of Mr. Roller’s and Dr. Matros’s potential bonus was based on achievement of the company-wide sales (as adjusted) target for the year, as the Compensation Committee believed that a company-wide sales target would encourage cross-selling of products globally.

The remaining 30% (or 25%, in the case of Mr. Roller and Dr. Matros) of the Annual Incentive Plan was based on Compensation Committee-approved personal objectives for each named executive officer, as discussed below.

The following table outlines the Annual Incentive Plan goal structure and respective weighting for each of the named executive officers, other than Mr. Roller and Dr. Matros, during fiscal 2009:

Measure	Weighting
Sales (as adjusted)	15%
EBITDA (as adjusted)	30%
Working Capital Turns (as adjusted)	25%
Personal Objectives	30%

The following table outlines the annual bonus plan goal structure and respective weighting for Mr. Roller and Dr. Matros during fiscal 2009:

Measure	Weighting
Sales (as adjusted)—business unit	15%
EBITDA (as adjusted)—business unit	25%
Working Capital Turns (as adjusted)—business unit	25%
Sales (as adjusted)—Colfax consolidated	10%
Personal Objectives	25%

The Compensation Committee placed a greater emphasis on EBITDA (as adjusted) and working capital turns (as adjusted) as compared to the other performance metrics as we believe profitability and cash flow are the primary drivers of our growth. With respect to the financial and operational performance metrics, the annual bonus plan is strictly formulaic in nature, and neither the Board, the Compensation Committee nor any executive officer has any discretion with respect to the targets, or the resulting payments.

The “target goal” relating to each financial or operations performance metric, including the business units specific to Mr. Roller and Dr. Matros, represented Board-approved corporate financial goals for 2009 and were set to represent amounts or metrics for each goal that demonstrated outstanding performance in that category over prior year performance. The Compensation Committee then set “threshold goals” (the level of performance necessary to achieve the minimum bonus payout) and “maximum goals” (the level of performance necessary to achieve the maximum bonus payment) based upon their collective experience and business judgment to reward the named executive officers for achievements in each of the key metrics, including rewarding each of Mr. Roller and Dr. Matros for achievements in the metrics for the respective business unit he oversees. To determine the actual bonus paid to each named executive officer, the actual financial performance is multiplied by each named executive officer’s target bonus (as set forth above and in footnote 3 to the Summary Compensation Table below) and the corresponding weighting for the measure. The 2009 financial performance goals for each of the named executive officers, other than Mr. Roller and Dr. Matros (other than with respect to the 10% of each of Mr. Roller’s and Dr. Matros’s potential bonus based on the company-wide sales target) are set forth below:

Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment
Sales (as adjusted) (15%)(1)	$592.7 million	$558.2 million	65%	$652.0 million	250%
EBITDA (as adjusted) (30%)	$100.4 million	$89.3 million	65%	$119.3 million	250%
Working Capital Turns (as adjusted) (25%)	5.2	4.8	20%	5.7	200%
_______________________

(1)	For both Mr. Roller’s and Dr. Matros’s 2009 annual bonus, company-wide sales represented 10% of the potential bonus.

We do not disclose the specific sales (as adjusted), EBITDA (as adjusted) and working capital turns (as adjusted) targets applicable to the business units overseen by Mr. Roller and Dr. Matros as they are highly confidential to our business. We believe that disclosure of these targets would be competitively harmful to us, as it would provide our competitors with strategic information specific to our regional operations, thus providing our competitors in these regions insight into our plans and projections for the region. The actual achievement of the financial performance targets for fiscal 2009 for Mr. Roller and Dr. Matros was as follows:

Mr. Roller	Dr. Matros
• 91% of the sales (as adjusted) target;	• 83% of the sales (as adjusted) target;

• 97% of the EBITDA (as adjusted) target; and	• 66% of the EBITDA (as adjusted) target; and

• 89% of working capital turns (as adjusted) target.	• 73% of working capital turns (as adjusted) target.

Dr. Matros did not meet his threshold goals necessary to achieve the minimum bonus payouts for these metrics.  Mr. Roller achieved his threshold goal for EBITDA but did not meet his threshold goals for sales or working capital turns.

For each of the named executive officers other than Mr. Roller and Dr. Matros, results for 2009, which did not meet the threshold goals necessary to achieve the minimum bonus payouts for these metrics, were as follows:

•	$523.8 million in sales (as adjusted) (88% of target);

•	$80.5 million in EBITDA (as adjusted) (80% of target); and

•	4.0 in working capital turns (as adjusted) (78% of target).

Individual Performance Objectives.  As stated above, 30% of each named executive officer’s annual bonus (or 25%, with respect to Mr. Roller and Dr. Matros) was determined by achievement of Board-approved individual performance objectives. Individual performance objectives were included as part of the annual cash bonus plan to ensure that more targeted, non-financial company objectives over which the executive has primary control are factored in as part of the individual’s total annual bonus for the year. We do not view these individual performance objectives as material to an understanding of this portion of our annual bonus plan as there are several individual objectives established for each named executive officer and, individually, no one factor materially affects the total potential amount of the bonus award.

The actual bonus award paid to each named executive officer under the Annual Incentive Plan in 2009 is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentives.  As noted above, the goal of the long-term incentive plan component of our executive compensation program is to align the rewards of executives with the interests of shareholders by encouraging long-term improvement in operational and financial performance and increase in shareholder value.

2008 Omnibus Incentive Plan.  On March 13, 2009, the Compensation Committee granted stock options and performance-based restricted stock units under the 2008 Omnibus Incentive Plan to each of the named executive officers with a targeted aggregate value as follows:

	Stock Options	Performance-based Restricted Stock Units	Targeted Aggregate Value ($)
Mr. Young	151,210	60,484	900,000
Mr. Faison	46,203	18,482	275,000
Mr. O’Brien	33,603	13,441	200,000
Mr. Roller	33,603	13,441	200,000
Dr. Matros	33,603	13,441	200,000

The Compensation Committee determined these awards by first determining a targeted aggregate value, as set forth above, using its collective experience and business judgment after also considering the competitive review data provided by Watson Wyatt.  These values do not represent what the fair value of these awards actually were at the time of grant, which is calculated pursuant to FASB ASC Topic 718. Each named executive officer then received 50% of his award in the form of stock options and 50% of the award in the form of performance-based restricted stock units in accordance with a formula approved by our Compensation Committee.  For stock options, the actual number of stock options granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Young, $450,000) by 40% of the closing price per share of our common stock on the grant date. Forty percent was determined to approximate the value of the award based on the Black Scholes option-pricing model. While this formula determines the number of options that were subject to the executive’s option grant, in each case the exercise price for the stock option equals 100% of the closing price per share of our common stock on the grant date. For the performance-based restricted stock units, the actual number of restricted stock units granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Young, $450,000) by the closing price per share of our common stock on the grant date.

To reinforce retention objectives, the options vest in equal installments over a three year period, contingent upon continued service.  In addition, any performance shares earned upon conclusion of the performance period will vest in two equal installments on the fourth and fifth anniversaries of the grant date.  The performance-based restricted stock units awarded in 2009 would be earned, if at all, based on our adjusted earnings per share for fiscal 2009.  These adjusted earnings per share targets for fiscal year 2009 were set at a range from $1.22 to $1.08, with a sliding scale of vesting for achievement in this range from a maximum of 100% vesting at the $1.22 target to the lowest potential vesting level of 65% at the $1.08 target. If an adjusted earnings per share target of $1.08 was not achieved, no performance-based restricted stock units would be earned.

The Compensation Committee chose adjusted earnings per share as the performance metric due to its belief that earnings per share growth represents a strong indicator of growth in shareholder value.  Adjusted earnings per share is measured for this purpose by excluding from earnings per share the after tax impact of asbestos liability and defense costs, asbestos coverage litigation expense, discontinued operations, the cumulative effect of accounting changes, restructuring costs, asset and goodwill impairment, legacy legal adjustments, costs related to unsuccessful acquisitions and early extinguishment of debt costs.  Based on our actual adjusted earnings per share result for 2009, no performance-based restricted stock units were earned for these awards.

Additional information concerning these awards are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table and the Grants of Plan Based Awards Table below.

Employment Agreements.  The Company is a party to employment agreements with all of our executive officers, including our named executive officers. The employment agreements, except with respect to Mr. Kiefaber and Dr. Matros (each as described below), are substantially the same, other than the modification of each officer’s title (as set forth in the Summary Compensation Table below), base salary amounts and Annual Incentive Plan participation. The material terms of the employment agreements, except for Mr. Kiefaber, are summarized under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

With respect to the benefits payable to each executive upon a change in control of Colfax, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, we wanted to have the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officer in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by a potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event.

On December 15, 2008 we entered into amendments of these agreements we believed appropriate to reflect guidance on the application of Section 162(m) of the Internal Revenue Code.  These amendments took effect on January 1, 2010 and require that any bonus payment paid in conjunction with the termination of a named executive officer will be based upon the performance of the Company as stipulated in the Company’s Annual Incentive Plan.

Retirement Benefits.  Through the Colfax Corporation Excess Benefit Plan, we provide our executive officers, including our named executive officers, with the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits.

In addition, our named executive officers are participants in the Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates, a plan that was acquired by us in connection with our acquisition of Imo Industries in August 1997 and was subsequently frozen to new participants and benefit accruals in January 1999.

For additional details concerning the Excess Benefit Plan and Retirement Plan for Salaried U.S. Employees, please see the Non-Qualified Deferred Compensation Table and the Pension Benefits Table and accompanying narrative disclosure below.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that future grants of awards under our 2008 Omnibus Incentive Plan will qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thus permitting us to receive a federal income tax deduction in connection with such awards. Also, any bonuses awarded pursuant to our Annual Incentive Plan will qualify as “performance-based” for the purposes of Section 162(m).  However, as part of our current compensation objectives, we seek to maintain flexibility in compensating our executives, as discussed above and, as a result, the Board has not adopted a policy requiring that all compensation be deductible. Our Compensation Committee assesses the impact of Section 162(m) on our compensation practices and determines what further action, if any, is appropriate.

Events Occurring Subsequent to the End of 2009

Employment Arrangements with Mr. Kiefaber.  On January 9, 2010, the Company, upon the approval of our Board with Mr. Kiefaber abstaining, entered into an employment agreement with Mr. Kiefaber (the “CEO Employment Agreement”). Under the CEO Employment Agreement, Mr. Kiefaber’s employment with the Company may be terminated for any reason by either party upon 60 days notice. The Company may accelerate the termination date under the Employment Agreement so long as payment is made to Mr. Kiefaber of the base salary amount that would have been owed for the full notice period.  The base salary of Mr. Kiefaber is set under the Employment Agreement at $525,000 and may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Kiefaber is entitled to participate in our Annual Incentive Plan in a target amount equal to 75% of his base salary then in effect. Mr. Kiefaber also received a $50,000 signing bonus.

Further, in connection with Mr. Kiefaber’s appointment, our Board approved a grant to him of 102,124 stock options and 40,850 performance restricted stock units, effective on January 11, 2010 (the “Grant Date”)  pursuant to the terms of the 2008 Omnibus Incentive Plan. The stock options vest in three equal annual installments beginning with the first anniversary of their grant (subject to Mr. Kiefaber’s continued employment with the Company on each such anniversary) and have a per share exercise price equal to the closing price of the Company’s common stock on grant date. The performance restricted stock units will be earned if the Company has cumulative adjusted earnings per share (defined as consolidated total diluted earnings per share from continuing operations, adjusted to exclude any amounts that are generally required to be reported separately under U.S. GAAP as extraordinary items and changes in accounting method, as reported in the Company’s audited financial statements and also excludes amounts reported in the Company’s audited financial statements as provision for income taxes occurring after grant date) equal to at least 110% of the adjusted earnings per share for the 2009 fiscal year for any four consecutive fiscal quarters beginning with the first fiscal quarter of 2010 and ending with the last fiscal quarter of 2013, and, if earned, will vest in two equal installments upon the fourth and fifth anniversaries of the Grant Date, subject to Mr. Kiefaber’s continued employment with the Company on each vesting date.

Separation Agreement with Mr. Young.  In connection with Mr. Young’s resignation, we entered into a separation agreement (the “Separation Agreement”) with him on January 9, 2010, which modified the terms of the employment agreement between Mr. Young and the Company dated April 29, 2008, as amended effective as of January 1, 2010.

The Separation Agreement provided that Mr. Young received a one-time cash payment of $1,265,842 and will be entitled to receive an additional $300,000 following certain events but in no event later than March 15, 2011. In addition, vesting accelerated in full for (i) 25,000 performance-based restricted stock units held by Mr. Young for which the performance measures associated with such awards had been certified as met by the Compensation Committee on August 25, 2009 but remained subject to an additional service based vesting period, (ii) 20,833 stock options granted to Mr. Young on May 7, 2008 that would have otherwise vested on May 7, 2010, (iii) 50,403 stock options granted to Mr. Young on March 13, 2009 that would have otherwise vested on March 13, 2010, and (iv) 50,403 stock options granted to Mr. Young on March 13, 2009 that would have otherwise vested on March 13, 2011. The term for exercise of these accelerated stock options, as well as 20,834 vested stock options granted in 2008, were amended so that they will remain exercisable until March 31, 2012. In addition, 49,933 shares of Colfax common stock granted to Mr. Young on May 7, 2008 that remained subject to delayed delivery as of the date of his resignation were delivered in full to Mr. Young.

COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2009 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda L. Jordan, Compensation Committee Chair
Thomas S. Gayner
Rajiv Vinnakota

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

John A. Young	2009	565,500		450,000	338,710	—	1,881	62,400	1,418,491
President and Chief	2008	560,950		450,000	360,625	5,328,173	484	431,809	7,132,041
Executive Officer	2007	375,000		—	—	326,250	736	59,307	761,293

G. Scott Faison	2009	290,460		137,505	103,495	43,569	1,459	29,402	605,890
Senior Vice President,	2008	278,500		137,502	110,190	2,597,942	426	215,069	3,339,629
Finance and Chief	2007	214,000		—	—	121,552	590	33,158	369,300
Financial Officer

William E. Roller	2009	255,183		100,000	75,271	53,971	—	27,439	511,864
Senior Vice President, General Manager—	2008	244,250		100,000	80,140	2,975,868	—	278,201	3,678,459
Americas

Thomas M. O’Brien	2009	276,946		100,000	75,271	33,649	22,296	28,526	536,688
Senior Vice President,	2008	265,380		100,000	80,140	2,264,633	54,840	208,270	2,973,263
General Counsel and Secretary	2007	247,000		—	—	140,296	22,213	37,169	446,678

Dr. Michael Matros	2009	280,005	(6)	100,000	75,271	29,655	2,643	32,109	519,683
Senior Vice President,	2008	279,106		100,000	80,140	1,275,582	6,976	32,296	1,774,100
General Manager— Allweiler	2007	272,477		—	—	138,283	624	28,276	439,660

(1)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.  Amounts include the probable grant date fair values on the date of grant for awards of performance-based restricted stock units, which equaled the maximum grant date fair value for these awards.  Since the performance criteria for the 2009 stock award grants was not met, no shares will be issued pursuant to these awards for 2009 and their actual value is zero.

Amounts for 2008 also include awards of common stock made pursuant to our 2001 Employee Appreciation Rights Plan (the “2001 Plan”).

(2)	Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.

(3)	For 2009, amounts represent the payouts pursuant to our Annual Incentive Plan.

For a discussion of the performance metrics on which the Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see the Compensation Discussion and Analysis above. To determine the actual bonus paid to each named executive officer, the actual financial performance was multiplied by each named executive officer’s 2009 target bonus and the corresponding weighting for the measure. For fiscal 2009, each named executive officer’s target bonus, expressed as a percentage of base salary, was as follows:

•	Mr. Young:	75%

•	Mr. Faison:	50%

•	Mr. Roller:	45%

•	Mr. O’Brien:	45%

•	Dr. Matros:	45%

For Dr. Matros, amount represents €20,700 or $29,665 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009.

For 2008, amounts represent payouts pursuant to (i) our 2008 Management Incentive Bonus Plan and (ii) the 2001 Plan and our 2006 Executive Stock Rights Plan that were paid upon the consummation of our initial public offering.

For 2007, amounts represent payouts pursuant to our 2007 Management Incentive Bonus Plan.

(4)
Amounts represent solely the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the respective pension benefit plan from the pension plan measurement date used for financial statement reporting purposes in fiscal 2008 as compared to fiscal 2009.

(5)	Amounts set forth in this column for 2009 consist of the following:

Name	Supplemental Long-Term Disability Premiums ($)	Company Car ($)(1)	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(2)	Accident Insurance ($)(3)
Mr. Young	2,260	—	60,140	—
Mr. Faison	2,838	—	26,564	—
Mr. Roller	2,089	—	25,350	—
Mr. O’Brien	4,287	—	24,239	—
Dr. Matros	5,133	16,801	10,028	147

(1)
Amount represents the annual cost of a car lease, including insurance, maintenance and gas in the amount of €11,728 or $16,801 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009.

(2)
For each named executive officer other than Dr. Matros, amounts represent the aggregate company match and company contribution made by Colfax during 2009 to such officer’s 401(k) plan account and Excess Benefit Plan (nonqualified deferred compensation) account. See the Nonqualified Deferred Compensation Table and accompanying narrative below for additional information on the Excess Benefit Plan. For Dr. Matros, the amount represents the contribution made by Allweiler AG during 2009 pursuant to a Joint Support Fund Agreement between Allweiler AG and Dr. Matros. The “joint support fund” is similar to a U.S. defined contribution, or 401(k), plan. The aggregate amount required to be contributed to Dr. Matros’ account by Allweiler AG during 2009 was €7,000, or $10,028 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009.

(3)
Amount represents €102, or $147 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009. For additional information on this benefit, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Dr. Matros’ Service Contract” and “Potential Payments upon Termination or Change in Control” below.

(6)	For Dr. Matros, amount represents €195,452 or $280,005 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2009:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)(3)	Option Awards ($/Sh)	Awards ($)(4)
John A. Young	Bonus Plan	—	157,987	424,125	880,059
	Performance Restricted Stock Units	3/13/2009				—	60,484	—			450,000
	Stock Options	3/13/2009							151,210	7.44	338,710

G. Scott Faison	Bonus Plan	—	54,098	145,230	301,352
	Performance Restricted Stock Units	3/13/2009				—	18,482	—			137,505
	Stock Options	3/13/2009							46,203	7.44	103,495

William E. Roller	Bonus Plan	—	45,933	114,832	244,019
	Performance Restricted Stock Units	3/13/2009				—	13,441	—			100,000
	Stock Options	3/13/2009							33,603	7.44	75,271

Thomas M. O’Brien	Bonus Plan	—	46,423	124,626	258,598
	Performance Restricted Stock Units	3/13/2009				—	13,441	—			100,000
	Stock Options	3/13/2009							33,603	7.44	75,271

Dr. Michael Matros	Bonus Plan	—	51,575	128,937	273,990
	Performance Restricted Stock Units	3/13/2009				—	13,441	—			100,000
	Stock Options	3/13/2009							33,603	7.44	75,271

(1)
Amounts represent the possible payouts under our Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2009, see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively.

(2)
Amounts represent potential shares issued under performance share awards.  The performance-based restricted stock units may have been earned at the end of the one-year performance period upon certification by the Compensation Committee that the performance metric had been met and would have been subject to an additional two-year service based vesting period, pursuant to which vesting would occur in equal amounts on the fourth and fifth anniversaries of the grant date.  The performance metric was not met for 2009 and no shares will be issued pursuant to these awards.  For further discussion of these awards, see “Long-Term Incentives— 2008 Omnibus Incentive Plan” in the Compensation Discussion and Analysis.

(3)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.

(4)
The amounts shown in this column represent the full grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.  Performance-based restricted stock units are valued based upon the probable outcome of the performance conditions associated with the same as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, as of December 31, 2009, the number of outstanding stock options and performance-based restricted stock awards held by the named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
John A. Young	20,833	41,667	18.00	05/7/15
	—	151,210	7.44	3/13/16
					25,000	301,000	—	—
					—	—	60,484	728,227

G. Scott Faison	6,366	12,731	18.00	05/7/15
	—	46,203	7.44	3/13/16
					7,639	91,974	—	—
					—	—	18,482	222,523

William E. Roller	4,630	9,259	18.00	05/7/15
	—	33,603	7.44	3/13/16
					5,556	66,894	—	—
					—	—	13,441	161,829

Thomas M. O’Brien	4,630	9,259	18.00	05/7/15
	—	33,603	7.44	3/13/16
					5,556	66,894	—	—
					—	—	13,441	161,829

Dr. Michael Matros	4,630	9,259	18.00	05/7/15
	—	33,603	7.44	3/13/16
					5,556	66,894	—	—
					—	—	13,441	161,829

(1)
The vesting date of unvested stock option awards is set forth beside each option expiration date in the table below. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

Option Grant Date	Option Expiration Date	Option Vesting Date
5/7/08	05/7/15	5/7/11
3/13/09	3/13/16	3/13/12

(2)
The performance-based restricted stock units were earned on August 25, 2009 upon certification by the Compensation Committee that the performance metric had been met.  They are subject to an additional service based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date.

(3)
The amounts shown in this column represent the market value of the performance-based restricted stock units based on the Company’s common stock price on December 31, 2009, which was $12.04 per share, multiplied by the number of units, respectively, for each unvested performance stock award.

(4)
The performance-based restricted stock units may have been earned at the end of a one-year performance period upon certification by the Compensation Committee that the performance metric had been met and would have been subject to an additional two-year service based vesting period, pursuant to which vesting would occur in equal amounts on the fourth and fifth anniversaries of the grant date.  The performance metric was not met for 2009 and no shares will be issued pursuant to these awards.  For further discussion of these awards, see “Long-Term Incentives— 2008 Omnibus Incentive Plan” in the Compensation Discussion and Analysis.

(5)
The amounts shown in this column represent the market value of the performance-based restricted stock units based on the Company’s common stock price on December 31, 2009, which was $12.04 per share, multiplied by the number of units, respectively, for each unvested performance stock award.

Option Exercises and Stock Vested

During 2009 no named executive officers exercised stock options or had performance-based restricted stock awards that vested.

Employment Agreements

As discussed in the Compensation Discussion and Analysis above, we entered into an employment agreement with each of our executive officers, including our named executive officers. The employment agreements are substantially the same except for Mr. Kiefaber (as described in the Compensation Discussion and Analysis) and Dr. Matros (as described below), other than each officer’s title (which is as set forth in the Summary Compensation Table above), base salary amounts and annual incentive plan participation. The material terms of each officer’s employment agreement are set forth below.

The initial term of each employment agreement ended December 31, 2009, with automatic two-year term extensions thereafter, unless the Board or the executive provides written notice to terminate the automatic extension provision.  The agreements were amended in December 2008 as described above in Compensation Discussion and Analysis— Employment Agreements, and the terms of these agreements have been extended automatically to December 31, 2010. In addition, in the event we undergo a “change in control” (as described below) during any two-year term of the employment agreement, the agreements will be automatically extended to the second anniversary of the change in control event.

Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive. In addition, each of Messrs. Keifaber, Faison, Roller, O’Brien and Matros is entitled to participate in our annual cash incentive program in a target amount equal to 75%, 50%, 45%, 45% and 45%, respectively, of his base salary then in effect.

Additional information on certain benefits provided in the employment agreements in certain terminations or in connection with a change of control are discussed below under “Potential Payments Upon Termination or Change in Control.”

Dr. Matros’ Service Contract

Pursuant to a service contract and resolution of the advisory board of Allweiler AG effective November 14, 2006, Dr. Matros was appointed as a member of the management board of Allweiler AG, the German subsidiary of Colfax. Dr. Matros’ appointment was for a term of three years, until December 31, 2009, and was automatically extended for one year, until December 31, 2010.

Under the service contract, Dr. Matros is entitled to an annual salary. In addition, Dr. Matros is entitled to receive a performance-related annual bonus. For fiscal 2009, the service contract provided that his annual target bonus was 45% of his annual salary. Dr. Matros’ base salary and target bonus are to be reviewed annually.

Consistent with what we believe to be customary practice for German companies and executives, the service contract further provides that Dr. Matros is entitled to a company car for business and personal use; however, Dr. Matros is required to bear the cost of any tax associated with such personal use. In addition, Dr. Matros is entitled to a medical exam once every two years, with Allweiler required to pay the difference between the actual cost of the exam and any insurance policy maintained by Dr. Matros.

The service contract further provides for limited payments and benefits upon certain termination events. In addition, Allweiler is required to maintain an accident insurance policy for the benefit of Dr. Matros providing for coverage in the event of his death or disability. For a discussion of these provisions, and a quantification of the estimated payments to be made to Dr. Matros upon such events, see “Potential Payments upon Termination or Change in Control” below.

Pension Benefits

Each of our named executive officers, except for Mr. Roller and Dr. Matros, participated in the Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates (the “Imo Plan”). The Imo Plan was acquired by us in connection with our acquisition of Imo Industries in August 1997 and was subsequently frozen to new participants and benefit accruals in January 1999. At such time, active employees participating in the Imo Plan received a benefit enhancement equal to 20% of their respective “base” benefits Our Board determined to cease participation in the Imo Plan because it was determined that our enhanced defined contribution plan, or 401(k) plan, was more aligned with the company’s strategy.

In order to participate in the Imo Plan, the participating named executive officers were required to be at least 21 years of age or have one year of service with Imo Industries (or its affiliates). Normal retirement age under the plan is age 65. Pursuant to the Imo Plan, each officer’s accrued monthly pension benefit is based on the sum of the “base” and “excess” compensation for each year of service under the Imo Plan, as follows:

Base	Excess
1.15% of Final Average Salary	0.65% of Final Average Salary above the Covered Compensation Limit

“Final Average Salary” is defined under the Imo Plan to mean the average of the highest five consecutive salaries over the prior 10 year period, with “salary” to be comprised of base salary, bonuses and any overtime pay, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. The Covered Compensation Limit is determined by the IRS based on an average of Social Security taxable wage bases for certain years. For 1999 (the year in which the Imo Plan was frozen) and prior years, the Covered Compensation limit was $72,600 or less.

There is no provision in the Imo Plan for early retirement with unreduced benefits. The Imo Plan does provide for early retirement with reduced benefits subject to the executive’s attainment of age 55 and completion of ten years of service. Only Mr. O’Brien is eligible for early retirement under the Imo Plan. His early retirement benefits, if he were to elect to retire early, are to be calculated based on the “rule of 75” formula within the Imo Plan. Pursuant to this formula, participants with age plus years of service totaling at least 75 may retire early with the reduction in benefits split equally between the “base” and “excess” portions of the benefit formula. Thus, for each full year below age 65, there would be a reduction in the “base” benefit of 3% and the “excess” benefit would be reduced based on the applicable early retirement factor. The “early retirement factor,” which is a specific percentage based on the age at which a participant starts to receive benefit payments, reduces the monthly benefit to account for the additional years during which the participant will receive payments.

The normal form of benefits payment pursuant to the Imo Plan is a single life annuity (or, if married, an actuarially equivalent 50% joint and survivor annuity, which entitles the surviving spouse to continue receiving 50% of the monthly benefit after the participant’s death). The Imo Plan also provides for the participating named executive officer to select a single life annuity, a 66  2 / 3%, 75% or 100% joint and survivor annuity, a 5-, 10-, or 15-year period certain and life annuity (which provides reduced monthly payments for the participant’s life with a guarantee of at least 5, 10 or 15 years of payments, as applicable), or a Social Security adjustment annuity with respect to certain early retirement benefits (which provides increased monthly benefit payments before the participant’s Social Security benefits begin and reduced payments thereafter). No lump sum option is available unless the total value of the accumulated benefit is less than $5,000.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Accumulated Benefit ($)(3)		Payments During Last Fiscal Year ($)
John A. Young	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	1.083	9,945		—
G. Scott Faison	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	1.25	8,509		—
Thomas M. O’Brien	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	13.75	331,631		—
Dr. Michael Matros	Allweiler AG Company Pension Plan	13.0	47,167	(4)	—

(1)	The Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates was frozen to new participants or benefit accruals in January 1999.

(2)
Represents the number of years of credited service for each applicable named executive officer under the applicable plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2008 financial statements. The number of years of credited service represents each officer’s actual years of credited service.

(3)
Amounts represent the actuarial present value of each named executive officer’s accumulated benefit under the applicable plan, computed as of the date used for financial statement reporting purposes with respect to our 2009 financial statements and assuming the normal retirement age as set forth in the plan, or age 65. For a discussion of the assumptions used to determine the accumulated present value, see Note 11 to our Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

(4)	Amount represents €32,924 or $47,167 in U.S. dollars, calculated based on the conversion rate in effect on December 31, 2009

Nonqualified Deferred Compensation

In 2005, we established the Colfax Corporation Excess Benefit Plan (the “Excess Benefit Plan”) to provide certain senior-level employees, including each of the named executive officers, with an opportunity to defer a stated percentage of their base compensation or their annual incentive compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there is no asset segregated for the exclusive benefit of the named executive officers.

The Excess Benefit Plan allows the named executive officers to defer up to 50% of their base salaries and up to 50% of their bonus compensation. These deferral limits are the same as that of other employees who participate in our qualified 401(k) plan. In addition, we match up to 3% of all excess deferrals by the named executive officers and provide a 3% company contribution, each of which are the same percentage match and contribution, respectively, as provided under the 401(k) plan. Each of the participating named executive officers is fully vested in his deferral account, including company match contributions.

Deferrals under the Excess Benefit Plan may be invested in 12 different equity and fixed income reference investment funds which are selected periodically by the plan trustee to best match the funds offered in the qualified 401(k) plan. Each participating named executive officer can allocate his deferrals among these fund investment options and may change his election at any time by making a change of election with the plan administrator. Colfax invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the officer’s election to participate in the Excess Benefit Plan, the executive must elect the time of payment of his account balance upon termination of service. Because each of the named executive officers are likely “key employees” for purposes of Section 409A of the Internal Revenue Code, the executive is generally permitted to choose either (i) the last day of the month in which the six-month anniversary of termination occurs, or (ii) the later of January 31 of any of the five calendar years following the year of termination and the last day of the month in which the six-month anniversary of termination occurs. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s termination date.

In addition, at the time of electing his timing of payment, the executive must also elect the form of payment of his account balance. The executive may select a lump sum payment or annual installments over a period of two to ten years. If no form of payment election is made, the form of payment will be a lump sum. The named executive officer may elect to change his timing or form of payment, provided, generally, that (i) the election may not take effect until 12 months after the election, (ii) the election may not be made less than 12 months prior to the date of the first scheduled payment under the current election and (iii) the first payment with respect to the subsequent election is deferred for a period of not less than five years from the date such payment would otherwise have been made.

Upon death or disability, the executive (or his beneficiary) is to be paid a lump sum payment equal to the executive’s account balance within 60 days after the year of death or the last day of the month in which the six-month anniversary of the executive’s disability occurs, respectively.

Notwithstanding the above, in the event the executive’s account balance at the time of his termination is less than $10,000, payment of the account balance upon termination will be made in a lump sum on or before the later of (i) December 31 of the calendar year of termination, or (ii) the date 2.5 months after the executive’s termination from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John A. Young	43,640	45,441	179,719	—	947,822
G. Scott Faison	20,719	11,864	70,966	—	405,933
William E. Roller	8,850	10,650	67,637	—	446,097
Thomas M. O’Brien	2,239	9,540	29,225	—	312,240
Dr. Michael Matros	—	—	—	—	—

(1)	With respect to each applicable named executive officer, amounts represent deferred salary and deferred bonus amounts granted that are reported in the Summary Compensation Table above.

(2)	All amounts reported in this column for each applicable named executive officer are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)
With respect to each applicable named applicable executive officer’s aggregate balance, the following amounts are reported in the Summary Compensation Table above: $89,081, Mr. Young; $32,583, Mr. Faison; $19,500, Mr. Roller; $11,779, Mr. O’Brien, and none for Dr. Matros.

Potential Payments Upon Termination or Change in Control

Employment Agreements.  Pursuant to the terms of the employment agreements (see “Execution of Employment Agreements” in the Compensation Discussion and Analysis above) with our named executive officers, in the event the employment of any of our named executive officers is terminated by us without “cause” or the executive resigns for “good reason” (each as described below), each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to one times the executive’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the annual bonus plan; and

•	continuation of health care coverage for the executive and his family for one year after termination.

In the event the executive terminates employment without “cause” or for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to two times the executive’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the annual bonus plan; and

•	continuation of health care coverage for the executive and his family for two years after termination; and

•
all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants (for a period of one year following a termination of employment or, if the termination of employment occurs three months prior to a change in control event or two years after a change in control, two years) and non-solicitation covenants (for a period of two years following a termination of employment or, if the termination of employment occurs three months prior to a change in control event or two years after a change in control, three years).

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination by the executive that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the Securities and Exchange Commission, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

•
“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his duties;

•	“change in control” means:

•	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;

•
during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

•	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; and

•	a liquidation or dissolution of Colfax;

•	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by Colfax providing for a change in control; and

•	“ good reason” means:

•	the assignment of duties to the executive which are materially inconsistent with his position with Colfax;

•
a reduction in the executive’s base salary, or the setting or payment of the executive’s target annual incentive compensation, in each case in an amount materially less than as required under the employment agreement;

•	the requirement for the executive to relocate his principal place of business at least 35 miles from his current place of business;

•	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; and

•	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

Equity Awards. The vesting of outstanding equity awards, other than performance awards, accelerates in full upon the death or total and permanent disability of the grantee or upon a “corporate transaction” (as defined below).  The vesting of the outstanding performance-based restricted stock units accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved.  The outstanding performance-based restricted stock units will terminate and cease to vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full.  While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below.  In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for ninety days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•
any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Dr. Matros’ Service Contract

As discussed above, pursuant to a resolution of the advisory board of Allweiler AG and his service contract with Allweiler AG, our German subsidiary, Dr. Matros is entitled to limited payments and benefits from Allweiler AG upon the events described below. We agreed to provide each of these benefits to Dr. Matros as we believe they are customary for German executives and consistent with local standards.

In addition to the payments and benefits described below, Dr. Matros is entitled to the accumulated balance under the Allweiler AG pension plan upon retirement, death and, in certain situations, disability, as more fully described in the Pension Benefits Table and accompanying narrative above.

The service contract contains customary confidentiality, invention assignment and noncompetition (effective during the term of the contract) provisions.

Accident Insurance Policy.    During the term of the service contract, Allweiler is required to maintain an accident insurance policy in favor of Dr. Matros, payable upon his death or disability, as follows:

•	in the event of death: a lump sum payment equal to his annual base salary then in effect, up to a maximum insurance amount of €300,000; and

•	in the event of disability: a lump sum payment equal to two times his annual base salary then in effect, up to a maximum insurance amount of €600,000.

Death.    In the event of Dr. Matros’ death during the term of the service contract, his dependent children, if any, are entitled to continued payment of his base salary in effect as of the start of the service contract (€200,000, or $286,520 in U.S. dollars, based on the conversion rate in effect as of December 31, 2009) for the month of death and the three following months. Any claim the children have to Dr. Matros’ pension during this time will be suspended and resumed upon completion of the payment period.

Disability.    In the event Dr. Matros is temporarily prevented from carrying out his duties due to sickness or other reasons beyond his control, he is entitled to continued receipt of his base salary in effect as of the start of the service contract (€200,000, or $286,520 in U.S. dollars, based on the conversion rate in effect as of December 31, 2009) for the earlier to occur of six months or the termination of the service contract. The service contract provides that the contract will be terminated three months after it is determined that Dr. Matros has become permanently incapable of performing his duties under the contract. In addition, in the event of sickness or other disability, Dr. Matros will be entitled to a pro rata portion of his annual cash bonus if his inability to work continues for at least three months.

Severance Payment.    In the event Allweiler AG does not renew the appointment of Dr. Matros to the management board of Allweiler AG after the end of his three-year term or after the one-year automatic extension, or in the event Allweiler terminates Dr. Matros’ appointment other than for cause (as defined under German law, indicated below), he is entitled to receive a lump sum severance payment equal to six months of his base salary then in effect plus, for each full year of service completed since November 14, 2006 (the date of his appointment), an additional one month of base salary, up to an additional 12 months of salary. This severance payment is in addition to the aggregate compensation otherwise owed to Dr. Matros under the initial three-year term of the service contract (i.e., continued payment of base salary and annual target bonus through December 31, 2009). Dr. Matros is not entitled to the above severance payment if:

•	his termination is due to cause, as set forth in Section 84(3) sentence 1 and 2 of the German Stock Corporation Act, or Section 626(1) of the German Civil Code (BGB);

•	we offer Dr. Matros a renewed appointment to the management board of Allweiler and Dr. Matros does not accept such offer;

•	Dr. Matros’ voluntary resigns or terminates the service contract; or

•	the service contract terminates, according to its terms, at the end of the month after Dr. Matros turns 65.

Estimate of Payments to Dr. Matros.    The table below sets forth the estimated payments and benefits to Dr. Matros upon the events described above. For purposes of these estimates, we have assumed the following:

•	the event occurred on December 31, 2009;

•
Dr. Matros’ base salary in effect as of December 31, 2009, €200,000, or $286,520 in U.S. dollars based on the conversion rate in effect as of December 31, 2009; with a monthly base salary rate of €16,667, or $23,877 in U.S. dollars, based on the conversion rate in effect as of December 31, 2009;

•	in the event of death, continued payment of Dr. Matros’ base salary for three months (since the triggering event occurred at the end of December 2009);

•
in the event of disability/sickness, continued payment of Dr. Matros’ base salary for six months and no pro rata annual bonus payment since the full 2009 annual bonus payment (as disclosed in the Summary Compensation Table above) would be paid; and

•
in the event of termination of the service contract without cause or non-renewal of the service contract, in addition to the severance payment described above, continued payment of Dr. Matros’ base salary and target bonus (45% of base salary) through December 31, 2010.

	Cash Payment ($)	Accident Insurance ($)	Total ($)
Disablity/Sickness	143,260	573,040	716,300
Death	71,630	286,520	358,150
Severance Payment and Salary/Bonus Continuation	238,767	—	238,767

Estimate of Payments. The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2009, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2009. Amounts also assume the price of our common stock was $12.04, the closing price on December 31, 2009.  Information for Dr. Matros is provided below to reflect acceleration of equity awards outside of his Service Contract, which is discussed in the preceding section.

Executive	John A. Young	G. Scott Faison	William E. Roller	Thomas M. O’Brien	Dr. Michael Matros
Employment Agreement Benefits:
Without “cause“ or “good reason“
Lump Sum Payment	$989,625	$435,690	$370,015	$401,572	—
Pro Rata Incentive Compensation	$424,125	$145,230	$114,832	$124,626	—
Health Care	$14,552	$9,534	$14,552	$17,033	—
Upon a “change of control”
Lump Sum Payment	$1,979,250	$871,380	$740,031	$803,143	—
Pro Rata Incentive Compensation	$424,125	$145,230	$114,832	$124,626	—
Health Care	$29,105	$19,068	$29,105	$34,066	—
Equity Awards(1):
Accelerated Stock Options	$695,566	$212,534	$154,574	$154,574	$154,574
Accelerated PRSUs	$301,000	$91,974	$66,894	$66,894	$66,894
Excess Benefit Plan(2)	$947,823	$405,933	$446,097	$312,240	—
Disability Benefits(3)	$150,000	$150,000	$150,000	$150,000	—

(1)
Upon death, total and permanent disability and, in certain circumstances, a “corporate transaction” as defined above. See “Equity Awards” above for more details on the vesting of our outstanding equity awards.

(2)
Amounts represent the aggregate balance of the named executive officer’s Excess Benefit Plan account as of December 31, 2009.  For more details on our Excess Benefit Plan, see “Nonqualified Deferred Compensation” above.

(3)
Amounts represent the aggregate estimated annual benefit that would be paid pursuant to our Group Long-Term Disability Plan (which is available to all of our employees) and our Supplemental Long-Term Disability Plan in the event a named executive officer becomes disabled and is terminated.  The estimated annual benefit for each named executive officer under the General Disability Plan is $60,000 and the estimated annual benefit for each named executive officer under the Supplemental Long-Term Disability Plan is $90,000.

Events Occurring Subsequent to the End of 2009.  On January 9, 2010, we entered into the Separation Agreement with Mr. Young.  Please see “Events Occurring Subsequent to the End of 2009—Separation Agreement with Mr. Young” in the Compensation Discussion and Analysis above.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2009. All equity compensation plans have been approved by Company shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company shareholders	1,267,633	$11.40	3,049,629
Equity compensation plans not approved by Company shareholders	—	—	—

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 25, 2010 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group:

Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
5% Holders

Keeley Asset Management Corp.	3,231,590	(1)	7.5	% (1)
401 South LaSalle Street
Chicago, IL 60605
Keeley Small Cap Value Fund	2,460,000	(1)	5.7	% (1)
401 South LaSalle Street
Chicago, IL 60605
T. Rowe Price Associates, Inc.	2,761,800	(2)	6.4	% (2)
100 E. Pratt Street
Baltimore, MD 21202
Steven M. Rales	9,145,610	(3)	21.1%
2099 Pennsylvania Avenue N.W., 12th Floor
Washington, D.C. 20006
5% Holder and Director
Mitchell P. Rales	9,145,610	(4)	21.1%
2099 Pennsylvania Avenue N.W., 12th Floor
Washington, D.C. 20006
Directors
Patrick W. Allender	211,480	(5)(6)	*
C. Scott Brannan	6,167	(6)	*
Joseph O. Bunting III	196,971	(6)	*
Thomas S. Gayner	10,124	(6)	*
Rhonda L. Jordan	7,602	(6)	*
Rajiv Vinnakota	6,167	(6)	*
Named Executive Officer and Director
Clay H. Kiefaber	24,917	(6)
Named Executive Officers
G. Scott Faison	79,133	(7)	*
Thomas M. O’Brien	73,101	(7)	*
William E. Roller	74,377	(7)	*
Dr. Michael Matros	20,461	(7)	*

All of our directors and executive officers as a group (15 persons)	10,054,297	(6)(7)(8)	23.2%

* Represents beneficial ownership of less than 1%

(1)
Beneficial ownership amount and nature of ownership as reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2010 on the behalf of Keeley Asset Management Corp. and Keeley Funds, Inc. Keeley Small Cap Value Fund is a series of Keeley Funds, Inc. Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the 2,460,000 shares reported as beneficially owned by Keeley Small Cap Value Fund and these shares are included in the amounts shown as beneficially owned by both entities.

(2)
As reported on Schedule 13G filed with the SEC on February 11, 2010 by T. Rowe Price Associates, Inc.  These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
The total number of shares of common stock beneficially owned by Steven M. Rales is 9,145,610. 9,126,222 shares are held directly by Steven M. Rales and 19,388 are held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders.

(4)
The total number of shares of common stock beneficially owned by Mitchell P. Rales is 9,145,610. 9,126,222 shares are held directly by Mitchell P. Rales and 19,388 are held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders.

(5)
Includes 199,259 shares owned by the John W. Allender Trust, of which Patrick Allender is trustee.  Mr. Allender disclaims beneficial ownership of all shares held by the John W. Allender Trust except to the extent of his pecuniary interest therein.

(6)
Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for all directors except for Ms. Jordan, 6,167 restricted stock units or DSUs that have vested or will vest within 60 days of March 25, 2010 and will be delivered upon the termination of service on the Board, (ii) for Ms. Jordan, 4,315 restricted stock units or DSUs that have vested or will vest within 60 days of March 25, 2010 and will be delivered upon the termination of service on the Board, and (iii) DSUs received in lieu of annual cash retainers and committee chairperson retainers as follows: Mr. Allender— 5,087, Mr. Gayner— 3,957, Ms. Jordan— 3,287.  For more information on these awards, see Director Compensation above.

(7)
Beneficial ownership by named executive officers (other than Clay H. Kiefaber) and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that will vest within 60 days of March 25, 2010.  The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Faison— 28,133; each other executive officer— 20,461.

(8)
Beneficial ownership for executive officers does not reflect performance-based restricted stock units that have been earned but not yet vested due to additional service-based vesting conditions.  However, these performance-based restricted stock units, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer.  This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives for Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees	$1,857,900	$1,537,700
Audit-Related Fees	32,700	—
Tax Fees	288,000	$327,600
All Other Fees	—	—
Total	$2,178,600	$1,865,300

Audit Fees. This category of the table above includes fees for the fiscal years ended December 31, 2009 and 2008 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.  The total for 2009 also includes approximately $0.5 million for the audit of our internal control over financial reporting.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. This category of the table above includes fees billed for tax compliance, tax advice and tax planning.

All Other Fees. This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services.  The Audit Committee has adopted a pre-approval policy to ensure compliance with the NYSE’s Listing Standards and the applicable SEC rules and regulations relating to auditor independence. The Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation. The Audit Committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full audit committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

AUDIT COMMITTEE REPORT

The Audit Committee consists of C. Scott Brannan, Patrick Allender and Thomas Gayner. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with management and with the Company’s independent registered public accountants. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants confirming their independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

C. Scott Brannan, Audit Committee Chair
Patrick Allender
Thomas Gayner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2009, all reports required by Section 16(a) were filed on a timely basis except for: (i) a Form 4 for shares purchased by Mr. G. Scott Faison originally filed on March 2, 2009, which inadvertently underreported the number of shares purchased on February 27, 2009 by 50 shares and was corrected via an amended Form 4 filed on March 17, 2009, and (ii) a Form 4 for shares sold by Mr. Michael K. Dywer on August 12, 2009, which was reported in a late Form 4 filing made on August 17, 2009.

GENERAL MATTERS

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 13, 2010.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 200 American Metro Blvd., Suite 111, Hamilton Township, New Jersey 08619, Attn: Corporate Secretary. To be timely for the 2011 annual meeting, the stockholder’s notice must be delivered to or mailed and received by not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the nomination must be received not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by our Section 2.2 of our Bylaws with respect to each matter other than stockholder nominations the stockholder proposes to bring before the 2011 annual meeting.  Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws.

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 25, 2010. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 8730 Stony Point Parkway, Suite 150, Richmond, VA 23235, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Thomas M. O’Brien
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
COLFAX CORPORATION
8730 STONY POINT PARKWAY	VOTE BY PHONE - 1-800-690-6903
SUITE 150	Use any touch-tone telephone to transmit your voting instructions up until 11:59
RICHMOND,VA 23235	P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKSBELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1a	Mitchell P. Rales	☐	☐	☐

1b	Clay H. Kiefaber	☐	☐	☐

1c	Patrick W. Allender	☐	☐	☐

1d	C. Scott Brannan	☐	☐	☐

1e	Joseph O. Bunting III	☐	☐	☐

1f	Thomas S. Gayner	☐	☐	☐

1g	Rhonda L. Jordan	☐	☐	☐

1h	Rajiv Vinnakota	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposal(s):	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP	☐	☐	☐
as Colfax Corporation's independent registered
public accounting firm for the fiscal year
2010.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at  www.proxyvote.com.
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STOCKHOLDERS' PROXY SOLICITED BY THE
BOARD OF DIRECTORS OF
COLFAX CORPORATION

Mitchell P. Rales and Joseph O. Bunting III , or either of them, each with the power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at The Westin Richmond, 6631 West Broad Street, Richmond, VA 23230 on Wednesday, May 19, 2010 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2.  My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

(Please fill in the appropriate boxes and sign and date on the other side of this card.)

Please fill the appropriate boxes, sign and date on the other side of this card.